Exhibit 1.2

AMENDMENT NO. 1 TO

AMENDED AND RESTATED PLACEMENT AGENT AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED PLACEMENT AGENT AGREEMENT, dated as of October 5, 2022 (this “Amendment”), is by and between ProMIS Neurosciences Inc., a corporation incorporated under the Canada Business Corporations Act (the “Company”) and Ceros Financial Services, Inc., a Massachusetts corporation (the “Placement Agent”), a registered broker-dealer and member of the Financial Industry Regulatory Authority.

W I T N E S S E T H

WHEREAS, the parties hereto have heretofore entered into an Amended and Restated Placement Agent Agreement, dated September 22, 2022 (the “Agreement”); and

WHEREAS, the Company and the Placement Agent wish to amend the Agreement on the terms set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to amend the Agreement as follows:

1.               Definitions; References; Continuation of Agreement. Unless otherwise specified herein, each term used herein that is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to “hereof,” “hereto,” “hereunder,” “herein” and “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference, contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby. Except as amended hereby, all terms and provisions of the Agreement shall continue unmodified and remain in full force and effect.

2.              Amendments.

(a)	Offering Period Extension. The Offering Period is extended until October 17, 2022.

(b)	Section 4(e) of the Agreement is deleted and replaced in its entirety as follows:

“As additional compensation hereunder, within ten business days following the Final Closing, the Company will issue to the Placement Agent or its designees, warrants (the “Placement Agent Warrants”) to purchase 5% of the Shares included in the Units sold in the Offering at an exercise price equal to the “Minimum Price” as such term is defined under Nasdaq Stock Market LLC Rule 5635(d) (“Rule 5635”) which is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the Purchase Agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Purchase Agreement. The Placement Agent Warrants shall contain customary terms, including, without limitation, a five-year exercise period, provisions for anti-dilution protection and corporate anti-dilution protections (such as stock splits, combinations, and the like, and cashless exercise). The Placement Agent Warrants and the Agent’s Fee are sometimes collectively referred to herein as the “Agent’s Compensation.”

3.               Counterparts. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

4.               Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Signature Page to Follow

WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

PROMIS NEUROSCIENCES INC.

By:	/s/ Eugene Williams
Name: Eugene Williams
Title: Chairman of the Board

CEROS FINANCIAL SERVICES, INC.

By:	/s/ Mark Goldwasser
	Name:	Mark Goldwasser
	Title:	Chief Executive Officer